Exhibit 5.1

August 14, 2026

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, CA 90025

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Corporate Secretary of RadNet, Inc., a Delaware corporation (the “Company”). I have examined the Registration Statement on Form S-3 (File No. 333-291945) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated August 14, 2026 (the “Prospectus Supplement”) to the prospectus dated December 4, 2025, relating to the registration and resale by the selling stockholders identified in the Prospectus Supplement (the “Selling Stockholders”) of up to 34,069 of shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) to be issued to such selling stockholders pursuant to the Share Purchase Agreement, dated June 2, 2025, by and among the Selling Stockholders and the Company’s wholly-owned subsidiary, DH AI International Holdings, B.V., a company incorporated in the Netherlands (the “SPA”).

In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render the opinions set forth below. In my examination, I have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered by the Company pursuant to SPA, will be validly issued, fully paid and nonassessable.

My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the SPA or the Registration Statement. I express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect as of the date of this opinion. This opinion is given as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur or come to my attention, or any changes in law that may hereafter occur. This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

I consent to the filing of this opinion as an exhibit to a current report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ David J. Katz
Name: David J. Katz
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary